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                                                                     EXHIBIT 5.2




September 10, 2003


PXRE Group Ltd.
Swan Building
26 Victoria Street
Hamilton HM 12
Bermuda

Dear Sirs

PXRE Group Ltd. (the "Company")

We have acted as special legal counsel in Bermuda to the Company in connection with the filing by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") of a registration statement on Form S-3 on September 9, 2003 (the "Registration Statement") in relation to the shelf registration of, inter alia, the Company's common shares ("Common Shares"), preferred shares ("Preferred Shares"), warrants to purchase Common Shares or Preferred Shares ("Warrants"), debt securities ("Debt Securities"), depositary receipts to be issued by a depositary (the "Depositary") to be selected in respect of fractions of Preferred Shares (collectively, the Common Shares, Preferred Shares and Warrants are the "Securities"), the subordinated, junior subordinated and senior indentures to be entered into by the Company and Wilmington Trust Company (together, the "Indentures") and the guarantee by the Company of the PXRE Capital Trust IV capital securities ("the Guarantee").

For the purposes of giving this opinion, we have examined an electronic copy of the original Registration Statement (excluding the exhibits and the documents incorporated by reference therein).

We have also reviewed and have relied upon the memorandum of association and the bye-laws of the Company, resolutions adopted by the Company's board of directors (referred to herein as the "Minutes") on March 18 and 19, 2003 and May 6, 2003, correspondence on behalf of the Company with the Bermuda Monetary Authority (the "BMA") whereby the BMA has granted certain permissions, inter alia, for the issue (and subsequent transfer) of the Securities (subject to conditions expressed in such correspondence) (the "BMA Permission"), and such other documents and made such enquiries as to questions of Bermuda law as we have deemed necessary in order to render the opinions set forth below.

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PXRE Group Ltd.
September 10, 2003
Page 2




We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (c) that the Company will issue the Securities and the Guarantee and enter into the Indentures in furtherance of its objects as set out in its memorandum of association, (d) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (e) that the resolutions set out in the Minutes remain in full force and effect and have not been rescinded or amended, (f) the approval of the issue by the Company of any Securities or Guarantee will be determined in accordance with the Minutes, (g) the Company will receive money or money's worth for each of the Securities when issued of not less than the par value thereof,
(h) the Company will have sufficient authorised capital to effect the issue of each of the Common Shares and Preferred Shares when issued, either as a principal issue, or on the exercise of a Warrant, (i) the Company will comply, to the extent applicable, with the requirements of Part III of the Companies Act 1981, as amended, entitled "Prospectuses and Public Offers", and (j) at the time of issue of any Securities, the BMA Permission will not have been revoked or amended.

"Non-assessability" is not a legal concept under Bermuda law, but when we describe the Common Shares and the Preferred Shares as being "non-assessable" herein we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any such shares (but only with respect to such member), that no further sums are payable with respect to the issue of such shares and no member shall be bound by an alteration in the memorandum of association or the bye-laws of the Company after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Common Shares or Preferred Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

Upon the issuance of any of the Securities described in opinion paragraphs 2, 3, 4 and 6 below, or of the Guarantee, the Company's obligations thereunder and under any indenture relating thereto (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganization, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

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PXRE Group Ltd.
September 10, 2003
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We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any matter other than the issue of the Securities and the Guarantee, as described in the Registration Statement.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2. When issued and paid for as contemplated by the Registration Statement the Common Shares or Preferred Shares (including Preferred Shares issued to a Depositary) will be validly issued, fully paid and non-assessable.

3. The Warrants and a Warrant Agreement pertaining to same have been duly authorized by the Company.

4. The Indentures and Debt Securities have been duly authorized by the Company.

5.       The Guarantee has been duly authorized by the Company.

6. The Company has authorized the issue of Preferred Shares to a Depositary and the issue of depositary shares evidenced by depositary receipts to be issued under a deposit agreement.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our Firm under the headings entitled "Legal Matters" and "Enforcement of Judgments and Other Matters" in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ CONYERS DILL & PEARMAN